                                                               File No. 70-10029


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                 PRE-EFFECTIVE
                                AMENDMENT NO. 1
                                       TO


                                    FORM U-1
                             APPLICATION/DECLARATION
                                      UNDER
                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                    Vermont Yankee Nuclear Power Corporation
                               185 Old Ferry Road
                              Brattleboro, VT 05703

                                National Grid USA
                                25 Research Drive
                              Westborough, MA 01582

                             National Grid Group plc
                               15 Marylebone Road
                                 London NW1 5JD
                                 United Kingdom

                               Northeast Utilities
                                107 Selden Street
                                Berlin, CT 06037

   (Names and principal executive offices of companies filing this statement)

                                NATIONAL GRID USA

                             NATIONAL GRID GROUP plc

                               NORTHEAST UTILITIES

                   (Names of top registered holding companies)

                                Bruce W. Wiggett
        Senior Vice President of Finance and Administration and Treasurer
                       Vermont Yankee Nuclear Power Corp.
                               185 Old Ferry Road
                              Brattleboro, VT 05703

                     (Name and address of agent for service)

The Commission is requested to send copies of all notices, orders and communications in connection with this Application/Declaration to:

        Hemmie Chang, Esq.                          Kirk L. Ramsauer, Esq.
        Ropes & Gray                                National Grid USA
        One International Place                     25 Research Drive
        Boston, MA 02110                            Westborough, MA 01582


        Jeffrey Miller, Esq.                        Nancy S. Malmquist, Esq.
        Northeast Utilities Service Company         Downs, Rachlin & Martin
        107 Selden Street                           P.O. Box 99
        Berlin, CT 06037                            90 Prospect Street
                                                    St. Johnsbury, VT 05819-0099


        Denise Redmann, Esq.
        Entergy Corporation
        639 Loyola Avenue
        New Orleans, LA  70113

         The Application/Declaration in File No. 70-10029, originally filed on January 11, 2002, hereby is withdrawn effective June 25, 2002.

         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the applicants named herein have duly caused this statement to be signed on their behalf by their respective officers on their thereunto duly authorized.

                           VERMONT YANKEE NUCLEAR POWER
                             CORPORATION


                           By   /s/ Bruce W. Wiggett
                                -----------------------------------------------
                                Name: Bruce W. Wiggett
                                Title:  Sr. Vice President of Finance & Admin.

                           NATIONAL GRID USA


                           By   /s/ Kirk L. Ramsauer
                                -----------------------------------------------
                                Name: Kirk L. Ramsauer
                                Title:  Deputy General Counsel


                           NATIONAL GRID GROUP PLC


                           By   /s/ Kirk L. Ramsauer
                                -----------------------------------------------
                                Name: Kirk L. Ramsauer
                                Title:  Deputy General Counsel


                           NORTHEAST UTILITIES


                           By   /s/ John B. Keane
                                -----------------------------------------------
                                Name: John B. Keane
                                Title:  Vice President - Administration of
                                Northeast Utilities Service Company, as Agent for Northeast Utilities



Date:  June 25, 2002


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